Exhibit 99.1

For more information, contact Communications Media.Relations@CenterPointEnergy.com

For Immediate Release

CenterPoint Energy Withdraws 2024 Rate Case Filing: “To rebuild trust, we will be laser focused on accelerating and improving resiliency for this hurricane season.”

CEO Wells: “Nothing is more important than being ready for the next hurricane and rebuilding the trust of our community.”

Houston – August 1, 2024 – Today, CenterPoint Energy (“CenterPoint”) announced the utility is withdrawing its base rate case, currently being reviewed by the Public Utility Commission of Texas (PUCT), as part of a company-wide commitment to act urgently and immediately to improve and strengthen the resiliency of the energy system during this hurricane season.

“We are acting urgently to strengthen our resiliency, improve our communications and emergency coordination. We believe any delay or distraction from this mission is unacceptable. Our company’s collective focus for the remainder of this hurricane season will be on being ready: that is our mission. Nothing is more important than being ready for the next hurricane and rebuilding the trust of the community we are privileged to serve,” CenterPoint President and CEO Jason Wells said.

In the aftermath of Hurricane Beryl, CenterPoint announced its Plan of Actions, which include more than 40 initial actions to address the resiliency of the electric system, improve customer communications and strengthen emergency response coordination and partnerships.

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About CenterPoint Energy, Inc.

As the only investor-owned electric and gas utility based in Texas, CenterPoint Energy, Inc. (NYSE: CNP) is an energy delivery company with electric transmission and distribution, power generation and natural gas distribution operations that serve more than 7 million metered customers in Indiana, Louisiana, Minnesota, Mississippi, Ohio and Texas. With approximately 9,000 employees, CenterPoint Energy and its predecessor companies have been in business for more than 150 years. For more information, visit CenterPointEnergy.com.

For more information, contact Communications Media.Relations@CenterPointEnergy.com

For Immediate Release

Forward-looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words "anticipate," "believe," "continue," "could," "estimate," "expect," "forecast," "goal," "intend," "may," "objective," "plan," "potential," "predict," "projection," "should," "target," "will" or other similar words are intended to identify forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual events and results may differ materially from those expressed or implied by these forward-looking statements. Any statements in this news release regarding future events that are not historical facts are forward-looking statements. Each forward-looking statement contained in this news release speaks only as of the date of this release. Important factors that could cause actual results to differ materially from those indicated by the provided forward-looking information include risks and uncertainties relating to: (1) the impact of pandemics, including the COVID-19 pandemic; (2) financial market conditions; (3) general economic conditions; (4) the timing and impact of future regulatory and legislative decisions; and (5) other factors, risks and uncertainties discussed in CenterPoint Energy's Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and CenterPoint's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024 and other reports CenterPoint Energy or its subsidiaries may file from time to time with the Securities and Exchange Commission.

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